EXHIBIT 10.1

TRADEMARK AND DOMAIN NAME LICENSE AGREEMENT

This Trademark and Domain Name License Agreement (this “Agreement”) is entered into by and between Riviera Operating Corporation, a Nevada corporation (“Licensor”), on the one hand, and Riviera Black Hawk, Inc., a Colorado corporation (“Licensee”), on the other hand. Licensor and Licensee (each, a “Party,” and, collectively, the “Parties”) agree to the terms herein as of April 26, 2012 (the “Effective Date”).

RECITALS

A.	Monarch Growth Inc., a Nevada corporation (“Buyer”), and Licensor have entered into a Stock Purchase Agreement along with Riviera Holdings Corporation, a Nevada corporation, and Monarch Casino & Resort, Inc., a Nevada corporation, dated as of September 29, 2011 (the "Purchase Agreement"), pursuant to which Buyer agreed to purchase all of the issued and outstanding stock of Licensee and Licensee and Licensor agreed to enter into this Agreement.

B.	Concurrently with the execution of this Agreement, Buyer is purchasing all of the issued and outstanding stock of Licensee and will concurrently assume the operation of the Riviera Casino in Black Hawk, Colorado (hereinafter referred to as the “Black Hawk Casino”).

C.	Licensor is the owner of trademark rights in the trademarks listed on Exhibit A attached hereto (collectively, the “Riviera Marks”) and is the owner and registrant of the domain names rivierablackhawk.com and rivwinners.com (the “Domain Names”).

D.	Licensor is willing to license to Licensee the Riviera Marks and the Domain Names for use at and in connection with the Black Hawk Casino for a transition period.

In consideration of the mutual covenants of the Parties and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

TERMS

1.	GRANT OF LICENSE. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee permission to use the Domain Names for a website (and the domain name rivwinners.com in connection with email marketing) and an exclusive (within the town of Black Hawk, Colorado), royalty-free, fully paid license to use the Riviera Marks, in connection with the operation, promotion and marketing of the Black Hawk Casino and in connection with goods and services specifically related to the Black Hawk Casino, for the Term (defined below). Licensee agrees to operate the Black Hawk Casino pursuant to this license for the Term in compliance with the terms of this Agreement, including, without limitation, the Quality Standard (as defined below). Licensee shall not use the Riviera Marks or the Domain Names in connection with any other casino, hotel, hotel/casino, business or activities anywhere in the world at any time, except as expressly permitted in this Agreement. Licensee acknowledges and agrees that all duties, covenants and obligations of Licensee under this Agreement are material to Licensor as a condition of granting this license to Licensee. Licensor specifically reserves all rights not herein granted. Nothing in the foregoing shall limit Licensor’s right to market goods and services under the trademark RIVIERA throughout the world; provided however, that for three years after the Effective Date, Licensor (or its affiliates or licensees other than Licensee) shall not operate a casino in the state of Colorado using the trademark RIVIERA.

2.	TERM. The term of this Agreement shall be for a period of twelve months, commencing on the Effective Date, (the “Initial Term”) which Initial Term may be extended for up to an additional six (6) months upon Licensee’s written request to Licensor, specifying the additional time desired, no later than sixty (60) days prior to the expiration of the Initial Term (the Initial Term and any extension, the “Term”). Notwithstanding the foregoing, Licensor shall, for up to thirty (30) months after the Effective Date of this Agreement, cause the Domain Names to redirect to the Black Hawk Casino website designated by Licensee and redirect email sent to the rivwinners.com domain to the email domain designated by Licensee. Licensor may terminate such redirection on the same basis and in the same manner as Licensor may terminate this Agreement.

3.	ASSIGNMENT; NO SUBLICENSING. This Agreement and the licenses granted in this Agreement may not be assigned by Licensee without the express prior written consent of Licensor, which consent may be withheld in Licensor’s sole and absolute discretion. Licensee may not grant any sub-licenses with respect to the licenses granted in this Agreement to any third parties without the prior express written permission of Licensor, which permission may be withheld in Licensor’s sole and absolute discretion.

4.	QUALITY CONTROL. Licensee acknowledges that providing substandard services and goods would have an adverse effect upon the reputation of Licensor and the value of the goodwill represented by the Riviera Marks. Accordingly, Licensor agrees that it will take no action that dilutes or damages the Riviera Marks, or any goodwill associated therewith. Further, Licensee shall take no action that impairs, contests or tends to impair or contest the validity of, or Licensor’s respective rights, title and interest in and to, the Domain Names or the Riviera Marks, or the goodwill associated therewith. Licensee agrees to operate, promote and market the Black Hawk Casino and provide goods and services specifically related thereto at a level of quality that at least meets the quality of services and goods provided during the one-year period prior to the Effective Date at the Black Hawk Casino, and in a manner that fully complies with all local, state, and federal laws, and regulations (the “Quality Standard”). The offering of goods or services that are consistent with the Quality Standard does not require prior approval by Licensor except in the case of a Rebrand Mark (defined below) as discussed in Section 5 hereof.

5.	MARKETING MATERIALS. The quality, contents and workmanship of all promotional, packaging and advertising material containing or bearing the Riviera Marks (the “Ancillary Materials”) shall at all times be of a high standard, feature proper usage of the Riviera Marks, and be of such style, appearance and quality as to be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of Licensor, the Riviera Marks and the goodwill pertaining thereto; and no less than the best quality of Ancillary Material used at the Black Hawk Casino by Licensee’s predecessor in interest during the one-year period prior to the Effective Date (the “Ancillary Materials Standard”). The use of Ancillary Materials that are consistent with the Ancillary Materials Standard does not require prior approval by Licensor. Notwithstanding the foregoing, any use of or reference to the Riviera Marks in conjunction with any other trademark for the purposes of introducing or furthering the rebranding of the Black Hawk Casino under such other trademark (“Rebrand Mark”) must be approved by Licensor in advance, such approval not to be unreasonably withheld. Licensee may submit to Licensor templates for Licensor’s prior written approval of proposed reference to or usage of the Riviera Marks in conjunction with a Rebrand Mark and, if Licensor approves such a template, Licensee may use or reference the Riviera Marks in conjunction with a Rebrand Mark in accordance with that approved template, the Quality Standard, and the Ancillary Materials Standard, without obtaining Licensor’s further approval.

6.	SAMPLES AND INSPECTION. Licensee will supply Licensor, at Licensor’s request, with samples of the Ancillary Materials and any goods bearing the Riviera Marks. Licensee agrees to permit Licensor or its representative to conduct periodic inspections of the Black Hawk Casino in order to determine compliance with this Agreement. Notwithstanding the foregoing, Licensor’s receipt of sample Ancillary Materials and goods (or observation during an inspection of the Black Hawk Casino, goods, services or Ancillary Materials) that do not meet the Quality Standard or the Ancillary Materials Standard, as applicable, will: (i) not serve as notice to Licensor by Licensee that any goods or services fail to meet the Quality Standard or that any Ancillary Materials fail to meet the Ancillary Materials Standard and (ii) not act as a waiver if Licensor fails to notify Licensee concerning a failure to meet the Quality Standard or the Ancillary Materials Standard. If the quality of a particular good or service falls below the Quality Standard or if the quality of a particular Ancillary Material falls below the Ancillary Material Standard, Licensee shall use commercially reasonable efforts to restore such quality. In the event that Licensee has not taken appropriate steps to restore such quality within thirty (30) days after the earlier of: (i) written notification by Licensor or (ii) such time as Licensee otherwise becomes aware of such quality issue, Licensor shall have the right to remove such good, service or Ancillary Material from the scope of the license granted in this Agreement, and Licensee shall no longer be permitted to manufacture, perform, offer, market, distribute or use such good, service or Ancillary Material under the Riviera Marks. Nothing in the foregoing is intended to require prior approval of goods, services or Ancillary Materials under the Quality Standard or the Ancillary Materials Standard except as set forth in Section 5.

7.	INTELLECTUAL PROPERTY NOTICES. Licensee agrees to affix to goods and services bearing the Riviera Marks, and to any Ancillary Materials, such legal notices as required by Licensor. In addition, wherever appropriate and required by Licensor, Licensee shall affix the appropriate symbol ® or ™ to any such material, as well as such other reasonable notice or notices of trademark as requested by Licensor.

8.	REGISTRATION. The Parties acknowledge and agree that Licensor has the right, but not the obligation, to apply for any and all registrations in the United States and elsewhere for the Riviera Marks under its own name. Licensee agrees to provide reasonable assistance to Licensor with respect to filing such applications and obtaining and maintaining the resulting registrations for the Riviera Marks.

9.	GOODWILL INURES TO BENEFIT OF LICENSOR. Licensee acknowledges that Licensor is the owner of the Riviera Marks, including all goodwill associated therewith. Licensee further acknowledges that its use of the Riviera Marks inures to the benefit of Licensor and that Licensee shall not acquire any rights therein. Licensor will retain all right, title and interest in and to the Riviera Marks, including any goodwill associated therewith, subject to the limited license granted to Licensee hereunder.

10.	WARRANTEES, REPRESENTATIONS, ADDITIONAL COVENANTS AND INDEMNIFICATION.

a.            Licensor represents and warrants that it has full right, power and authority to enter into this Agreement and that it owns all necessary rights in and to the Riviera Marks and the Domain Names to grant the license under this Agreement to Licensee. Licensor agrees to defend, indemnify, save and hold harmless Licensee, its Affiliates and their respective Representatives, equityholders, successors and assigns from and against any and all costs, losses, liabilities, damages, claims, demands, expenses, including interest, penalties, actual and reasonable professional fees (including, but not limited to, attorneys’ fees) and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), paid or incurred, in connection with, arising out of or resulting from any breach of the warranties or the inaccuracy of any of the representations set forth in the foregoing sentence. "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person. "Person" means an individual, corporation, limited liability company, partnership (of any kind), association, trust, unincorporated organization, other entity or "group" (as defined in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended), or Governmental Entity. "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, local, municipal, foreign or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, bureau, agency, commission, instrumentality, official, organization, body or entity and any court, arbitrator or other tribunal). "Representatives" means, with respect to any Person, the Gaming Representatives, employees, financial advisors, legal advisors, agents or other representatives of such Person. "Gaming Representative" means, with respect to any Person, the directors, officers, key employees, shareholders, members or managers of such Person, or Persons otherwise holding any ownership interest in such Person.

b.            Licensee represents and warrants that it has full right, power and authority to enter into this Agreement. Licensee agrees that: (i) it shall comply with all applicable laws and regulations in connection with the use, manufacture, production, performance, sale, distribution, advertising and promotion of goods and services relating to, and the use of the Domain Names in connection with, the Black Hawk Casino; (ii) it shall be solely responsible for the manufacture, production, performance, sale, distribution, advertising and promotion of goods and services relating to, and the use of the Domain Names in connection with, the Black Hawk Casino, and will bear all related costs associated therewith; (iii) it will conduct itself in a business-like and professional manner so as not to bring disrepute to the Riviera Marks; (iv) any actions taken by Licensee in connection with the Riviera Marks and the use of the Domain Names shall not infringe upon any intellectual property right or misappropriate any third party trade secret(s) or confidential information; and (v) it has not taken, and will not take during the Term, any action in conflict with this Agreement. Licensee agrees to defend, indemnify, save and hold harmless Licensor, its Affiliates and their respective Representatives, equityholders, successors and assigns from and against any and all Damages paid or incurred, in connection with, arising out of or resulting from (x) any breach of the warranties or the inaccuracy of any of the representations set forth in this Section 10(b), (y) Licensee’s use of the Riviera Marks or the Domain Names, or (z) any breach or of failure to perform any covenant or agreement made, or to be performed, by Licensee in this Agreement.

11.	IMMEDIATE TERMINATION. Licensor shall have the right to immediately terminate this Agreement by giving written notice to Licensee in the event that Licensee does any of the following:

a.            files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Licensee is unable to meet its financial obligations when they become due or discontinues its business or a receiver is appointed for Licensee or for Licensee’s business and such receiver is not discharged within thirty (30) days; or

b.            breaches any of the provisions of this Agreement relating to the unauthorized assignment or sublicensing of the Agreement or the licenses granted in this Agreement; or

c.            after receipt of written notice from Licensor, fails to immediately discontinue the distribution or sale of goods or services or the use of any Ancillary Materials pursuant to Section 6 hereof; or

d.            undergoes a change of control of more than 50% of its outstanding shares, or merges, consolidates with or into any other corporation or other entity, or directly or indirectly sells or otherwise transfers, sells or disposes of all or a substantial portion of its business or assets.

Notwithstanding the foregoing, if Licensor elects, in its sole discretion, to provide Licensee with notice and an opportunity to cure any breach described in this Section 11, such action will not constitute a waiver of or bar to Licensor’s right to strictly enforce immediate termination in the future, without any right to cure, in the event of the same or any other breach.

Licensee may terminate this Agreement immediately (or upon the passage of such time as Licensee otherwise designates) upon written notice to Licensee.

12.	TERMINATION AFTER NOTICE. In addition to the termination rights set forth in Section 11, this Agreement may be terminated by either Party upon thirty (30) days' written notice to the other Party in the event of a material breach of a provision of this Agreement by the other Party, provided that, during the thirty (30)-day period, the breaching Party fails to cure such breach.

13.	EFFECT OF TERMINATION. Upon the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement shall forthwith terminate and immediately revert to Licensor (except, in the event of expiration, for redirection of the Domain Names solely as expressly set forth in this Agreement), and Licensee shall immediately discontinue all use of the Domain Names and the Riviera Marks, including discontinuing the use of any trade name incorporating the Riviera Marks and changing any entity name incorporating the Riviera Marks and destruction of all Ancillary Materials at no cost whatsoever to Licensor. Licensee recognizes and agrees that the use of any trademark, trade name, trade dress or other industrial or intellectual property similar to the Riviera Marks has the potential to cause significant consumer confusion after termination or expiration of this Agreement. Therefore, after expiration or termination of this Agreement, Licensee will not use or adopt the use of any trademark, trade name, entity name, trade dress or other industrial or intellectual property that is not just confusingly similar, but similar in any way to the Riviera Marks.

14.	REMEDIES UPON BREACH. In the event that a Party breaches this Agreement, each Party reserves the right to immediately assert any and all claims against the breaching Party that it deems appropriate, including, without limitation, taking action to enforce the Agreement, and/or taking action to obtain or enforce a judgment against the breaching Party.

15.	ENFORCEMENT. Licensor shall have the sole right and responsibility to enforce the Riviera Marks and shall retain 100% of any recovery it obtains in any such enforcement activity. Licensee, however, will promptly notify Licensor of any infringement of the Riviera Marks of which it becomes aware and shall reasonably cooperate with Licensor, at Licensor’s cost, in any such enforcement activity.

16.	CONFIDENTIALITY. The Parties agree to keep the terms of this Agreement confidential. This confidentiality provision does not restrict either Party in any way from making any internal reports or reports to its affiliates or advisors concerning the terms of this Agreement consistent with its standard operating procedures and a report to its Board of Directors in a public meeting or making such disclosure as may be required by law, regulation or the rules of a stock exchange or trading market.

17.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY.

a.            This Agreement shall be governed by and construed in accordance with the internal substantive Laws (other than conflicts-of-law principles) of the State of Nevada. Each Party irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Nevada in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient and agrees that any litigation initiated by any of them in connection with this Agreement shall be venued in a state or federal court located in Clark County, Nevada.

b.            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.	NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, if delivered by hand or sent by fax (which is confirmed) or e-mail (which is confirmed), (b) on the first Business Day following the date of dispatch by a nationally recognized private overnight courier service, or (c) on the fifth Business Day following the date on which it was deposited in the U.S. mail, postage prepaid, if mailed by registered or certified mail (return receipt requested), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Licensee, to:

Monarch Casino & Resort, Inc.

Executive Offices

3800 South Virginia Street

Reno, Nevada 89502

Attention: John Farahi

Fax: (775) 332-9171

Jfarahi@atlantiscasino.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

3773 Howard Hughes Parkway, Suite 400N

Las Vegas, Nevada 89169

Attention: Michael J. Bonner

Fax: (702) 549-2728

Bonnerm@gtlaw.com

if to Licensor, to:

Riviera Operating Corporation

2901 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Tullio J. Marchionne

Fax: (702) 794-9560

tmarchionne@theriviera.com

with a copy to (which shall not constitute notice):

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202

Attention: Kevin A. Cudney

Fax: (303) 223-1111

kcudney@bhfs.com

19.	INTERPRETATION. When a reference is made in this Agreement to Sections or exhibits, such reference shall be to a Section or exhibit of this Agreement unless otherwise indicated. All exhibits to this Agreement are incorporated herein by reference. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available.

20.	HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.	ENTIRE AGREEMENT. This Agreement and all documents and instruments referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. The Parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any Party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement.

22.	SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party or provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions of this Agreement, unless such a construction would be unreasonable.

23.	BINDING EFFECT; PARTIES OF INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except as expressly provided in this Agreement, including in Section 10 (which, from and after the Effective Date, shall be for the benefit of each indemnified Person set forth in Section 10).

24.	MUTUAL DRAFTING. Each Party has had full opportunity to review and consider the contents of this Agreement. All of the terms contained in this Agreement, including the Recitals concerning the intentions of the Parties and the purpose of this Agreement, are material terms. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of good faith negotiations among the Parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

25.	AMENDMENT. This Agreement may be amended by Licensor and Licensee; provided, however, that such amendment is effected by an instrument in writing signed on behalf of each of Licensor and Licensee.

26.	EXTENSION; WAIVER. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any Party or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

27.	FACSIMILE SIGNATURES; COUNTERPARTS. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

28.	FEES AND EXPENSES. The Parties shall bear their own legal fees and costs incurred in the negotiation of this Agreement and prior to the execution of this Agreement. However, in the event that legal action ensues to compel performance of this Agreement, the prevailing party shall be entitled to an award of the reasonable costs and attorney’s fees incurred in such action.

29.	ACKNOWLEDGEMENT. Each Party acknowledges that it has read this Agreement, understands it and agrees to be bound by its terms, that it has had the advice of counsel with respect to this Agreement, that it has the capacity and right to enter into this Agreement, and that it accepts the duties, obligations, privileges and rights granted hereunder.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the Effective Date.

Licensor:	Licensee

Riviera Operating Corporation	Riviera Black Hawk, Inc.

By: /s/ Andy Choy	By: /s/ Ronald Rowan
Name: Andy Choy	Name: Ronald Rowan
Its: President and Chief Executive Officer	Its: Treasurer

EXHIBIT A

Riviera Marks

1. RIVIERA (US Trademark Registration No. 2090347

2.   (US Trademark Registration No. 3388841)

3.  (US Trademark Registration No. 2389433)

4. The word mark RIVIERA and the two stylized RIVIERA marks referenced above each in conjunction with the phrase BLACK HAWK

5. THE RIV

6. LIVE AT THE RIV

7. WIN AT THE RIV

8. WIN AT THE RIV (Stylized)

9. RIVIERA PLAYER'S CLUB

10. R Logo -- Stylized "R" (without a circle)

11. R Circle Logo -- Stylized "R" inside a circle

12. R PLAYER'S CLUB -- featuring the R Circle Logo

13. RIVWINNERS

14. RIV WINNERS

11